UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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FundFire

Fund Extends Voting on Controversial Subadvisor Deal

By Justine Ra

July 31, 2026

The special meeting met quorum, according to the fund’s advisor, but there were numerous abstentions.

XAI Floating Rate & Alternative Income Trust adjourned its special meeting Thursday at which shareholders began voting on a proposed controversial subadvisor agreement for the fund.

Adjourning the meeting will allow "shareholders more time to review important materials related to the proxy contest," the fund stated in a release.

The meeting has been rescheduled for Aug. 6.

"We have quorum," said Kim Flynn, president of XA Investments, the fund's advisor, noting that the votes were close.

The delay is due to recent developments, Flynn said. Proxy advisory firms ISS and Glass Lewis issued recommendations in favor of the board's proposal a week before the vote, and the board announced a tender offer plan on Monday.

Materials about those developments had not yet fully reached shareholders, Flynn said.

"Our understanding from listening to shareholders and getting feedback is that that information has not been disseminated," Flynn said. "We wanted to give it another week."

The fund, which trades under the ticker XFLT, in May proposed hiring Rockford Tower Asset Management as its new subadvisor, replacing Octagon Credit Investors. Since then, Octagon and the fund have been entangled in a proxy fight over the matter.

Though "a compelling majority of engaged shareholders" voted in favor of the new subadvisor, the '40 Act requires an affirmative vote of 67% of the shares present at the meeting to approve the agreement, the fund stated. Preliminary voting by engaged shareholders suggested the proposal would have been approved if not for the votes abstaining, the fund said.

It's common for fund meetings generally to be adjourned due to quorum issues, even if the proposals are "uncontested, uncontroversial proposals," an Egan-Jones Proxy Services spokesperson said.

However, the proxy advisor would view the delay differently if it reflected an unfavorable vote count rather than a quorum shortfall, as this would signal "delay[ing] the vote in order to achieve the vote outcome they would like," the spokesperson said.

Egan-Jones last week issued a report, recommending that shareholders reject the proposal.

The board and XA Investments, the fund's advisor, have spent more than five weeks soliciting shareholder support for the proposal, issuing more than a dozen press releases and making nearly 30 public filings, Gretchen Lam, Octagon's chief executive said in its statement published Thursday.

"There has been ample time and opportunity for the board and XAI to convince shareholders of the merits of their plan," Lam said. "But now — facing opposition from shareholders, market observers and a leading independent proxy advisory firm — the board has adjourned the special meeting."

On Monday, XFLT's board announced a liquidity plan for shareholders that would include an initial tender offer within 45 days of the subadvisor agreement being passed, for up to 12.5% of outstanding shares at 98% of NAV. The plan also included up to two additional tender offers in the following two years, if needed.

However, the liquidity plan only kicks in if the shareholder proposal passes. "Essentially, the initial tender offer and the additional tender offers are contingent upon shareholders' approving the proposal," Ben McCulloch, managing director and general counsel at XA, said at the time.

The timing of the liquidity plan raises eyebrows for at least one party.

"There's really no reason that the board needs to tie the tender offer to the approval of the proposal," the Egan-Jones spokesperson said. "If the tender offer really is in the best interest of the shareholder, it shouldn't matter whether the proposal is approved."

Egan-Jones' voting recommendation remains unchanged.

Glass Lewis similarly did not adjust its recommendation in favor of the plan due to the tender offer, a Glass Lewis spokesperson said. An ISS representative declined to comment.

The timing reflected caution around selling less liquid assets to fund a tender, Flynn said.

"You have to be very mindful of when you do a tender offer to the extent that the fund is investing in less liquid things like CLO equity," Flynn said, pointing to the higher risk associated with the fund's current NAV.

However, Octagon argued that the plan is a "subscale tender seemingly just to get its new subadvisor agreement approved."

The former subadvisor urged shareholders "not to be fooled by this sudden volte face." It called on the board to instead adopt a five-point alternative plan, including converting XFLT into a 10-year term trust, conducting an unconditional tender offer for 25% of outstanding shares and reducing the fund's management fee by 40 basis points, to 130 bps.

"[Octagon] put forth a stalking horse that's not real," Flynn said. "There's literally no scenario where that happens."

If the subadvisor proposal ultimately fails, Flynn said, the fate of the tender offer plan remains undetermined.

"There's a number of different contingency plans," she said.

As of Thursday, Rockford Tower has begun serving as the subadvisor to XFLT under an interim contract.